Exhibit 5.1

Our ref	VSL/813280-000001/29797585v1
Email	vivian.lee@maples.com

MicroCloud Hologram Inc.

Room 302, Building A, Zhong Ke Na Neng Building,

Yue Xing Sixth Road, Nanshan District, Shenzhen,

People’s Republic of China 518000

10 July 2024

MicroCloud Hologram Inc.

We have acted as counsel as to Cayman Islands law to MicroCloud Hologram Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), initially filed on 28 May 2024 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time, and the prospectus supplement dated 10 July 2024 (the “Prospectus Supplement”) relating to the sale of (a) up to US$28,000,000 aggregate principal amount of a series of unsecured promissory notes due 2025 (the “Convertible Notes”) convertible into ordinary shares of the Company of a par value of US$0.001 each (the “Shares”) in accordance with the Convertible Note Purchase Agreements dated 8 July 2024 entered into between the Company and the relevant Purchaser named therein (the “CNPAs”) and (b) the Shares underlying the Convertible Notes.

We are furnishing this opinion and consent as Exhibit 5.1 to the Company’s current report on Form 6-K which will be incorporated by reference into the Registration Statement and the Prospectus Supplement (the “Form 6-K”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 9 May 2018 and the certificate of incorporation on change of name of the Company dated 16 September 2022 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 8 September 2022 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 8 July 2024 (the “Resolutions”)

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 8 May 2024 (the “Certificate of Good Standing”).

1.6	The Registration Statement and the Form 6-K.

1.7	The Prospectus Supplement.

1.8	The CNPAs.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Company will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

2.4	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraph 1 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.5	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$500,000 divided into 500,000,000 ordinary shares of a par value of US$0.001 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus Supplement and the CNPAs, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the Prospectus Supplement forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted in it. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K, and to the reference to our name under the headings “Enforcement of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

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